                                                                  -----------------------------
                                                                           OMB APPROVAL
                                                                  -----------------------------
                                                                   OMB NUMBER:       3235-0145
                                                                   Expires:   October 31, 2002
                                  UNITED STATES                       Estimated average burden
                       SECURITIES AND EXCHANGE COMMISSION          hours per response ...14.90
                             Washington, D.C. 20549               -----------------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3)*


                           Ultimate Electronics, Inc.
            --------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                 -----------------------------------------------
                         (Title of Class of Securities)

                                   903849 10 7
                              --------------------
                                 (CUSIP Number)

                                December 31, 2000
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                 o Rule 13d-1(b)

                                 o Rule 13d-1(c)

                               |X| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


SEC 1745 (03-00)                Page 1 of 8 pages

Schedule 13G                                                  Page 2 of 8 pages
CUSIP No. 903849 10 7                                Ultimate Electronics, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

            William J. Pearse
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) |_|
                                                                    (b) |_|
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America
--------------------------------------------------------------------------------
       NUMBER OF           5     SOLE VOTING POWER

         SHARES                    24,500
                          ------------------------------------------------------
      BENEFICIALLY         6     SHARED VOTING POWER

        OWNED BY                   1,868,490
                          ------------------------------------------------------
          EACH             7     SOLE DISPOSITIVE POWER

       REPORTING                   24,500
                          ------------------------------------------------------
         PERSON            8     SHARED DISPOSITIVE POWER

          WITH                     1,868,490
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,892,990
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                         |_|


--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            17.29%
--------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON

            IN
--------------------------------------------------------------------------------

Schedule 13G                                                  Page 3 of 8 pages
CUSIP No. 903849 10 7                                Ultimate Electronics, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

            Barbara A. Pearse
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) |_|
                                                                    (b) |_|
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America
--------------------------------------------------------------------------------
       NUMBER OF           5     SOLE VOTING POWER

         SHARES                    -0-
                          ------------------------------------------------------
      BENEFICIALLY         6     SHARED VOTING POWER

        OWNED BY                   1,868,490
                          ------------------------------------------------------
          EACH             7     SOLE DISPOSITIVE POWER

       REPORTING                   -0-
                          ------------------------------------------------------
         PERSON            8     SHARED DISPOSITIVE POWER

          WITH                     1,868,490
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,868,490
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                         |_|


--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            17.11%
--------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON

            IN
--------------------------------------------------------------------------------

Schedule 13G                                                  Page 4 of 8 pages
CUSIP No. 903849 10 7                                Ultimate Electronics, Inc.
--------------------------------------------------------------------------------


Item 1.

      (a)   Name of Issuer:  ULTIMATE ELECTRONICS, INC.

      (b)   Address of Issuer's Principal  Executive Offices:
                                                  321 WEST 84TH AVENUE, SUITE A
                                                  THORNTON, COLORADO 80260

Item 2.

      (a)   Name of Person Filing:

            (1)   WILLIAM J. PEARSE
            (2)   BARBARA A. PEARSE

      (b)   Address of Principal Business Office:

            321 WEST 84TH AVENUE, SUITE A
            THORNTON, COLORADO 80260

      (c)   Citizenship:

            UNITED STATES OF AMERICA

      (d)   Title of Class of Securities:

            COMMON STOCK, PAR VALUE $.01 PER SHARE

      (e)   CUSIP Number:

            903849 10 7

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

      (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

      (b)   [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

Schedule 13G                                                  Page 5 of 8 pages
CUSIP No. 903849 10 7                                Ultimate Electronics, Inc.
--------------------------------------------------------------------------------

      (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e) [ ] An investment adviser in accordance with ss. 240.13d-1(b)(ii)(E).

      (f) [ ] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F).

      (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G).

      (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

      (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

      (j)   [ ] Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

Item 4. Ownership

      (a)   Amount Beneficially Owned:

            (1) William J. Pearse:        1,892,990

            (2) Barbara A. Pearse:        1,868,490

      (b)   Percent of Class:

            (1) William J. Pearse:        17.29%

            (2) Barbara A. Pearse:        17.11%

      (c)   Number of shares as to which such person has:

                (i)  Sole power to vote or to direct the vote:

                     (1) William J. Pearse:      24,500 /1/

                     (2) Barbara A. Pearse:      -0-

                (ii) Shared power to vote or to direct the vote:

Schedule 13G                                                  Page 6 of 8 pages
CUSIP No. 903849 10 7                                Ultimate Electronics, Inc.
--------------------------------------------------------------------------------

                     (1) William J. Pearse:      1,868,490

                     (2) Barbara A. Pearse:      1,868,490

                (iii) Sole power to dispose or to direct the disposition of:

                     (1) William J. Pearse:      24,500 /1/

                     (2) Barbara A. Pearse:      -0-

                (iv) Shared power to dispose or to direct the disposition of:

                     (1) William J. Pearse:      1,868,490

                     (2) Barbara A. Pearse:      1,868,490

Item 5. Ownership of Five Percent or Less of a Class:

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

        NOT APPLICABLE.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

        NOT APPLICABLE.

Item 8. Identification and Classification of Members of the Group:

        NOT APPLICABLE.

--------------------
/1/ The shares that William J. Pearse has the sole power to vote, direct the vote, dispose and direct the disposition of are 24,500 shares issuable upon the exercise of currently exercisable options or options exercisable within sixty days of December 31, 2000, granted to William J. Pearse by Ultimate Electronics, Inc., under its employee stock option plan.

Schedule 13G                                                  Page 7 of 8 pages
CUSIP No. 903849 10 7                                Ultimate Electronics, Inc.
--------------------------------------------------------------------------------


Item 9. Notice of Dissolution of Group:

        NOT APPLICABLE.

Item 10.  Certification:

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G                                                  Page 8 of 8 pages
CUSIP No. 903849 10 7                                Ultimate Electronics, Inc.
--------------------------------------------------------------------------------

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 11, 2001                  /s/ WILLIAM J. PEARSE
                                          --------------------------------------
                                          Signature


                                          WILLIAM J. PEARSE
                                          --------------------------------------
                                          Name/Title




Date:  February 11, 2001                  /s/ BARBARA A. PEARSE
                                          --------------------------------------
                                          Signature


                                          BARBARA A. PEARSE
                                          --------------------------------------
                                          Name/Title

                                  EXHIBIT INDEX

EXHIBIT                 DOCUMENT                            PAGE NO.
-------                 --------                            --------

   A                    Joint Filing Agreement              A-1

                                    EXHIBIT A
                                       to
                                  SCHEDULE 13G

                             JOINT FILING AGREEMENT

       Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned parties hereby agree that the preceding Schedule 13G is being filed on behalf of each of them.

       IN WITNESS THEREOF, the parties have duly executed this agreement on this 11th day of February, 2001.



                                                 /s/ WILLIAM J. PEARSE
                                                --------------------------------
                                                William J. Pearse




                                                 /s/ BARBARA A. PEARSE
                                                --------------------------------
                                                Barbara A. Pearse


                                      A-1